EXHIBIT 99.1

                           KROGER 1QTR PER SHARE EARNINGS
                              BEFORE EXTRAORDINARY ITEM:
                                  69 CENTS VS. 59 CENTS

     CINCINNATI, Ohio, April 16, 1997 --- The Kroger Co. (NYSE: KR) said today that first quarter earnings before an extraordinary item increased 21 percent to a record $92.3 million from $76.5 million in the 1996 first quarter. On a fully diluted per share basis, earnings before the extraordinary item increased 17 percent to a pre-split 69 cents from 59 cents, also a record.
     After an extraordinary item of $5.2 million for early retirement of debt, Kroger's 1997 first quarter net earnings totaled $87.0 million, or a pre-split 65 cents per fully diluted share, compared with net earnings of $75.4 million, or 58 cents per share, in the 1996 first quarter.
     First quarter operating cash flow -- earnings before interest expense, taxes, depreciation, and LIFO -- increased 13 percent to a record $309.6 million from $274.1 million.
     Sales in the first quarter increased 6.1 percent to a record $6.14 billion from $5.78 billion. Comparable food store sales, which include results from relocated or expanded stores, increased 4.1 percent. Food store sales increased 5.6 percent, and identical food store sales improved 0.4 percent.
     Kroger Chairman and Chief Executive Officer Joseph A. Pichler said: "We are especially pleased with Kroger's record sales, cash flow, earnings and earnings per share results in the first quarter because they compare favorably with the Company's strong performance in the first quarter of 1996."
     He added: "We have been able to sustain our record of consistent current performance while implementing a substantial capital investment strategy to rapidly expand store square footage; improve technology and logistics; and consolidate distribution, accounting, and data processing functions that enhance productivity and reduce costs."
     During the quarter, Kroger opened, expanded or relocated 31 stores, including the acquisition of seven stores in Arkansas from Harvest Foods, Inc. Food store square footage increased 7.6 percent over last year's first quarter.
     During the quarter, the Company announced plans to close two satellite distribution operations serving two Kroger retail divisions. These closings are in addition to the five previously announced or closed in 1996. In addition, the Company's King Soopers division sold its warehouse and distribution operations to a third-party logistics management firm. Pichler stated that these actions will improve distribution efficiency and reduce costs.
     Net long-term debt declined $81 million in the 1997 first quarter as compared to the previous year's first quarter to a level of $3.49 billion.
     The Company noted that Standard & Poor's on Monday (4/14/97) raised Kroger's corporate credit and senior and subordinated debt rating, citing the Company's "solid and consistent performance in recent years." Previously, Fitch Investor Services, L.P. and Moody's Investors Service upgraded the Company's debt to "investment grade," citing Kroger's consistent financial performance.

                                  THE KROGER CO.
                                SALES AND EARNINGS

                            1ST QUARTER        1ST QUARTER        PERCENT
                                1997                1996           CHANGE
                               3/22/97            3/23/96

Sales                    $6,139,412,657       $5,784,253,810         6.1
                         ==============       ==============

EBITD <F1>               $  309,635,803       $  274,143,088        12.9

LIFO                     $   (4,500,000)      $   (3,500,000)

Interest                 $  (69,746,833)      $  (70,625,919)

Depreciation             $  (85,372,998)      $  (75,643,136)
                         ----------------     ---------------
Pre-tax earnings
before extraordinary
item                     $  150,015,972       $  124,374,033        20.6

Tax expense              $  (57,756,150)      $  (47,884,003)
                         ----------------     ---------------
Earnings before
extraordinary item       $   92,259,822       $  76,490,030         20.6

Extraordinary
item <F2>                $   (5,210,005)      $  (1,084,114)
                         ---------------      --------------

Net earnings             $   87,049,817       $  75,405,916
                         ===============      ================
fully diluted earnings
per common share:
From operations                   $0.69               $0.59        16.9
From extraordinary
item <F2>                        ($0.04)             ($0.01)
                          ---------------      ----------------
Fully diluted net
earnings per
common share                      $0.65               $0.58
                          ================     ==================
Number of shares used in
fully-diluted per share
calculation                 133,587,927          130,610,705

POST-SPLIT <F3>
Fully diluted earnings
per common share:
From operations                   $0.35                $0.29

From extraordinary
Item <F2>                        ($0.02)              ($0.00)
                          -----------------    ------------------
Fully diluted net
earnings per
common share                      $0.33                $0.29
                          =================    ==================
Number of common shares
used in fully diluted per
share calculation           267,175,854          261,221,410

[FN]
<F1> EBITD represents pre-tax earnings before interest,
     depreciation and LIFO but after the costs associated with the adoption of FASB 106.

<F2> Represents the after-tax loss from the early retirement of debt.

<F3> Represents earnings per share based on the increased
     number of shares to be issued in connection with the Company's 2-for-1 stock split announced in March.

[/FN]